SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 3, 2011 (March 2, 2011)

CHINA REDSTONE GROUP, INC.
 (Exact name of registrant as specified in Charter)

Delaware	333-146942	20-8285559
(State or other jurisdiction of	(Commission File No.)	(IRS Employee Identification No.)
incorporation or organization)

239 Jianxin Road, Jiangbei District,
Chongqing, PRC 400000
(Address of Principal Executive Offices)

(86) 023-67755514
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01             Entry Into a Material Agreement.

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer and Director

On March 2, 2011, Mr. Michael Wang resigned as the Chief Financial Officer and Director of China Redstone Group, Inc. (the “Company”).

There were no disagreements between Mr. Wang and any officer or director of the Company.  The Company provided a copy of the disclosures it is making in response to this Item 5.02 to Mr. Wang and informed him that he may furnish the company as promptly as possible with a letter stating whether he agrees or disagrees with the disclosures made in response to this Item 5.02, and that if he disagrees, then the Company requests that he provide the respects in which he does not agree with the disclosures.  The Company will undertake to file any letter received from Mr. Wang, if any, as an exhibit to an amendment to this current report on Form 8-K (the “Form 8-K”) within two business days after receipt.

Appointment of Successor Chief Financial Officer

Upon the resignation of Mr. Michael Wang, Mr. Michael He was appointed as Chief Financial Officer of the Company effective March 2, 2011.

Mr. He also serves as the Director of Anhui Taiyang Poultry Co., Inc. since November 2010 and the President of private Chisen Technology Holdings Corporation since May 2009.  Mr. He served as the Chief Financial Officer of Chisen Electric Corporation from November 2008 to June 2010 and has also held the position of Director from November 2008 to September 2010. From November 2006 to November 2008, Mr. He served as the Senior Manager of Consumer Electronics Global Sourcing at Amazon.com Inc. and Circuit City Stores Inc.  From February 2001 to November 2006, Mr. He served various managerial roles at Capital One Financial Corporation, including the role of Financial Analysis & Reporting Manager for Global Financial Services IT and Technology Operations.  Mr. He earned his Bachelor’s degree in Electrical Engineering from Shanghai Jiao Tong University in 1988.  Mr. He earned his Master’s degree in Business Administration from the University of Texas at Austin in 1999.

In connection with Mr. He’s appointment, the Company entered into an employment agreement with Mr. He, pursuant to which he will serve as the Company’s Chief Financial Officer on a monthly basis. Mr. He will be entitled to receive monthly compensation of $10,000, as well as reimbursement for reasonable expenses incurred in connection with the performance of his duties. The foregoing description of the employment agreement with Mr. He is qualified in its entirety by a copy of such agreement attached to this Form 8-K as Exhibit 10.1.

Mr. He has no family relationships with any of the current directors, executive officers or persons nominated or appointed to become directors or executive officers.

There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, other than the employment agreement with Mr. He filed as Exhibit 10.1 to this Form 8-K, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Other than his employment agreement with the Company, there is no material plan, contract or arrangement (whether or not written) to which Mr. He is a party or in which he participates that is entered into or material amendment in connection with the triggering event or any grant or award to Mr. He or modification thereto, under any such plan, contract or arrangement in connection with any such event.

Item 8.01                    Other Events.

On March 3, 2011, the Company issued a press release, a copy of which is included as Exhibit 99.1 to this Form 8-K.

The information in Item 8.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01                    Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

10.1	Employment Agreement

99.1	Press Release dated March 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA REDSTONE GROUP, INC.

By:	/s/ Yiyou Ran
Yiyou Ran
Chief Executive Officer

Dated: March 3, 2011